Exhibit 99.2

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Announces FDA Clearance of Peripheral Laser Atherectomy Devices for In-Stent Restenosis

Turbo-Tandem® and Turbo Elite® are indicated to treat peripheral ISR, the only on-label products in the industry

EXCITE clinical trial proves safety, efficacy of laser technology; uniquely positions SPNC to set new standard of care while serving $350M U.S., $750M global market opportunity

COLORADO SPRINGS, COLO. (July 23, 2014) - The Spectranetics Corporation (NASDAQ: SPNC) today announced receipt of U.S. Food and Drug Administration (FDA) 510(k) clearance of their peripheral atherectomy products, Turbo-Tandem® and Turbo Elite®, for the treatment of in-stent restenosis (ISR). The clearance prompts a new standard of care in ISR treatment with improved clinical outcomes.

“With mean lesion length at 20 centimeters, approximately one-third of the patients being re-treated for ISR and also approximately one-third with total occlusions, EXCITE represents a very sick, real-world patient set,” said Eric Dippel, MD, of Genesis Heart Institute in Davenport, Iowa. “The highly superior outcomes for both safety and efficacy and the delta in procedural success rates between the two arms of the trial are compelling. Given that a significant number of patients today are treated with PTA alone with very poor outcomes, EXCITE demonstrates a proven treatment algorithm that physicians and their patients need.”

“FDA clearance of our peripheral atherectomy devices to treat ISR is a landmark moment for Spectranetics and patients worldwide,” said Scott Drake, President and CEO of Spectranetics. “We are the only company with indicated devices, our primary competitors are contraindicated; we possess clinical data that will change clinical practice and a scaled commercial team to capitalize on this $750 million market opportunity.”

FDA clearance comes on the heels of the EXCImer Laser Randomized Controlled Study for Treatment of FemoropopliTEal (the arteries above and behind the knee) In-Stent Restenosis (EXCITE ISR) clinical findings. The study, which is the first multi-center, randomized prospective trial ever conducted for the treatment of ISR, demonstrated highly superior safety and efficacy of laser atherectomy with adjunctive PTA compared with PTA alone. The trial shows a 94% procedural success rate using laser atherectomy with PTA versus 83% with PTA alone.

Notably, the average lesion length was approximately 20 cm as compared to various stent IDE studies with average lesion lengths of 4 to 6 cm. Additionally, a high number of complex or advanced disease-state patients were enrolled in the trial, indicative of success in treating all types of ISR lesions, including the most complex cases. Complete results from the EXCITE trial have been submitted to a peer-reviewed medical journal.

Implanting stents to open obstructed blood vessels is an important treatment for patients suffering from Peripheral Artery Disease (PAD). While stents deliver improved overall outcomes compared to Percutaneous Transluminal Angioplasty (PTA) treatment, restenosis (a return of the blockage) is very common, and stent re-obstruction or ISR remains therapeutically challenging. Once ISR develops, there is a 65% chance of recurrence after treatment with PTA. PTA, also known as balloon angioplasty, is considered the current standard of care. With over 115,000 ISR procedures performed annually in the United States, Spectranetics is uniquely positioned to capitalize on potential market opportunities of $350 million domestically and up to $750 million worldwide.

About EXCITE ISR

The EXCITE ISR trial was initially designed to enroll a maximum of 318 subjects at up to 35 sites, randomized 2:1 treatment to control. Earlier this year, Spectranetics announced early success of the trial based on achieving highly significant statistical superiority in both safety and efficacy among 250 patients. The treatment arm is laser atherectomy combined with PTA and the control arm is PTA alone. The primary efficacy endpoint is freedom from TLR through six months. The primary safety endpoint is freedom from major adverse events (MAEs) at 30 days. MAEs include all-cause mortality, major amputation in the target limb, or TLR.

About PTA

PTA, also known as balloon angioplasty, is a minimally invasive procedure used to open blocked or stenosed blood vessels. A balloon catheter is placed at the blockage site and inflated to compress the blockage against the vessel wall. While PTA tends to be a temporary solution, it is considered the standard of care for patients with stenosis, a narrowing of the blood vessels in the leg due to PAD, or restenosis, a recurrence of a blockage following treatment. When a stent is used and restenosis occurs, ISR can develop.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

Spectranetics recently acquired AngioScore, Inc., a leading developer, manufacturer and marketer of cardiovascular, specialty balloons.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee as well as the AngioSculpt® scoring balloon used in both peripheral and coronary procedures. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.